Exhibit 99.1

Volt Information Sciences Reports Fourth Quarter and Fiscal Year Results

NEW YORK--(BUSINESS WIRE)--January 30, 2009--Volt Information Sciences, Inc. (NYSE: VOL) today reported financial results for the Company’s fourth quarter and fiscal year ended November 2, 2008.

Volt will conduct a conference call webcast at 11:00 A.M. (EST) today to discuss fourth quarter results. The conference call dial-in number is 888-396-9927 (domestic) or 517-308-9172 (international), passcode: Fourth Quarter. The conference call will be broadcast live over the Internet and can be accessed for the next 30 days at http://www.volt.com/investor/press_release.cfm.

Attached is a summary of the Company’s results of operations and the notes thereto. The notes are an integral part of the summary.

FOURTH QUARTER FISCAL 2008 RESULTS

For the fourth quarter of fiscal 2008 the Company reported net income of $70.1 million, or $3.24 per share, compared to $23.1 million, or $1.03 per share, in the fourth quarter of 2007. Net sales for the fourth quarter of fiscal 2008 increased to $650.6 million, compared to $604.9 million for the fourth quarter of fiscal 2007. Results for the 2008 fourth quarter include a gain on the sale of the net assets of Volt Directory Systems and DataNational of $93.0 million, net of taxes, or $4.30 per share, and an impairment charge of $46.4 million, (or $35.0 million net of taxes, or $1.62 per share). Excluding the non-recurring impairment charge, the Company’s fourth quarter 2008 net income from continuing operations, a non-GAAP measure, was $11.7 million, or $0.55 per share, compared to $19.2 million, net of taxes, or $0.86 per share, in the fourth quarter of 2007.

The sale of the net assets of Volt Directory Systems and DataNational and the results of these divisions are reported as income from discontinued operations while the impairment charge in the Computer Systems and Staffing Services segments is reported in the results from continuing operations. The impairment charge was a result of a decrease in the segments’ recent operating results and the general business outlook primarily due to the macroeconomic environment.

FISCAL YEAR 2008 RESULTS

For fiscal year 2008, the Company reported net income of $64.2 million, or $2.92 per share, compared to net income of $39.3 million, or $1.71 per share, last year. Net sales for fiscal year 2008 increased to $2.4 billion, compared to $2.3 billion for fiscal 2007. Results for fiscal 2008 include a gain on the sale of the net assets of Volt Directory Systems and DataNational of $93.0 million, net of taxes, or $4.23 per share, and an impairment charge of $46.4 million, (or $35.0 million net of taxes, or $1.59 per share). Excluding the non-recurring impairment charge, the Company’s fiscal 2008 net income from continuing operations, a non-GAAP measure, was $0.7 million, or $0.03 per share, compared to $29.5 million, net of taxes, or $1.29 per share, in fiscal 2007.

As previously announced, the Company sold the net assets of its directory systems and services and North American publishing operations for a net purchase price of $179.3 million. The transaction included the net assets of Volt Directory Systems and DataNational but excluded the Uruguayan operations, which combined were reported as the Company’s Telephone Directory segment through the quarter ended April 27, 2008. In the fourth quarter, the Uruguayan operation has been included in the Printing and Other segment. The results of operations of Volt Directory Systems and DataNational have been classified as discontinued, the prior period results have been reclassified and their assets and liabilities included as separate line items on the Company’s October 28, 2007 consolidated balance sheet.

Commenting on the results for the fourth quarter, Mr. Steven A. Shaw, President and CEO of Volt, stated, “While we are operating in a challenging economic environment, the sale of the Directory Systems and DataNational businesses have strengthened our balance sheet and provides us with the necessary capital and liquidity to re-deploy within the Company or to take advantage of strategic business opportunities.”

FOURTH QUARTER - FISCAL 2008 RESULTS – BY SEGMENT

STAFFING SERVICES

The $55.7 million, or 11%, increase in net sales in the fourth quarter of fiscal 2008 from the comparable fiscal 2007 period was due to a $53.3 million increase in the Technical Placement division and a $2.4 million increase in the Administrative and Industrial division. The segment’s operating profit decreased by $4.2 million, or 20%, due to an impairment charge of $4.9 million as a result of the segment’s recent operating results and the general business outlook primarily due to the macroeconomic environment. Excluding the non-recurring impairment charge, operating profit increased by $0.7 million, or 3%, as a $1.9 million increase in the Technical Placement’s operating profit was partially offset by a $1.2 million decrease in the Administrative and Industrial division’s operating profit. The increase in sales and operating profit in the Technical Placement division was primarily attributable to an additional week in fiscal 2008 as compared to fiscal 2007 and increased volume with existing customers partially offset by losses on several VMC Consulting projects. Despite the increased sales volume from the additional week in fiscal 2008, the Administrative and Industrial division’s operating profit decreased due to a reduction in higher margin permanent placement sales and increased workers’ compensation expense.

COMPUTER SYSTEMS

The Computer Systems segment’s sales decrease of $8.2 million, or 14%, in the fourth quarter of fiscal 2008 over the comparable 2007 period was primarily the result of a $9.5 million decrease in project and other revenue due to the timing of projects completed and a $1.4 million decline in transaction revenue in the current quarter. The decreases were partially offset by increases in the Maintech division’s IT maintenance sales of $2.7 million due to increased business with several existing customers. The segment reported an operating loss of $38.3 million compared with an operating profit of $14.0 million primarily due to an impairment charge of $41.5 million as a result of the segment’s recent operating results and the general business outlook primarily due to the macroeconomic environment. Excluding the non-recurring impairment charge, operating profit decreased by $10.9 million, or 78%. The results were also impacted by the lower sales volume and reduced margins due to a change in sales mix, as well as increased overhead due to the additional week in the current fiscal quarter.

TELECOMMUNICATIONS SERVICES

The Telecommunications Services segment’s sales decrease of $4.1 million, or 10%, in the fourth quarter of fiscal 2008 over the comparable 2007 period was due to decreases of $3.1 million in the Construction and Engineering division and $1.0 million in the non-construction divisions. The decreased sales in the Construction and Engineering division resulted from the absence of two large projects in fiscal 2008 that were completed in the fiscal 2007 quarter partially offset by increased revenue from an installation contract in the current quarter. The decrease in operating profit of $4.6 million was due to additional costs required to be expended to complete work on an installation contract. This decrease was partially offset by higher margins in the non-construction divisions in the fourth quarter of fiscal 2008 due to a change in sales mix.

PRINTING and OTHER

The Printing and Other segment’s sales increase of $3.2 million, or 70%, for the fourth quarter of fiscal 2008 from the comparable 2007 period primarily resulted from increases of $2.0 million and $1.2 million in printing and telephone directory publishing revenue, respectively, in Uruguay. The segment’s increase in operating profit of $0.8 million is the result of the increased sales volume and a reduction in overhead due to the absence in fiscal 2008 of certain charges experienced in the fourth quarter of fiscal 2007. The operations of this segment were part of the Telephone Directory segment until the third quarter. In September 2008, the Company sold the net assets of its DataNational and Directory Systems divisions, whose operations for the current and prior periods have been reclassified to discontinued operations, with the remainder of the segment being renamed Printing and Other.

DISCONTINUED OPERATIONS

As described above, with the sale of the Volt Directory Systems and DataNational net assets, the results of their operations for the current and comparable fiscal periods have been reclassified from the previously reported Telephone Directory segment into Discontinued Operations. The increase in net income of the discontinued operations of $89.4 million in the fourth quarter of fiscal 2008 compared to the fiscal 2007 fourth quarter is primarily due to the net gain of $93.0 million on the sale.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents, excluding restricted cash, was $120.9 million at the end of the current fiscal year.

At November 2, 2008, the Company had sold a participating interest in accounts receivable of $50.0 million under its securitization program and had the ability to finance an additional $150.0 million under the facility. In addition, the Company may borrow under a $42.0 million five-year unsecured revolving credit facility (“Credit Facility”) and the Company’s wholly owned subsidiary, Volt Delta Resources (“Volt Delta”), may borrow under a separate $100.0 million revolving secured credit facility (“Delta Credit Facility”). At November 2, 2008, the Company had borrowed $8.3 million under its Credit Facility and Volt Delta had borrowed $41.7 million under the Delta Credit Facility. As previously announced, on January 7, 2009, the securitization program was amended to reduce the size of the facility from $200.0 million to $175.0 million and to extend the 364-day liquidity to January 6, 2010. The scheduled expiration of the securitization program was not amended, and remains 2013.

During the fourth quarter of fiscal 2008, the Company repurchased 1,158,735 shares of its common stock in the open market as treasury stock at a cost of approximately $10.7 million.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services and the Computer Systems segment, provide a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt’s web site at http://www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
SUMMARY OF OPERATIONS
(UNAUDITED)

	FOURTH QUARTER ENDED		FISCAL YEAR ENDED
	November 2,	October 28,	November 2,	October 28,
	2008	2007	2008	2007
	(In thousands, except per share data amounts)

Net sales	$650,624	$604,868	$2,427,318	$2,285,061

(Loss) income from continuing operations before minority interest and income taxes	($28,954)	$29,193	($46,269)	$45,765
Minority interest	100	6	102	6
(Loss) income from continuing operations before income taxes	(28,854)	29,199	(46,167)	45,771
Income tax benefit (provision)	5,630	(10,005)	11,896	(16,229)
(Loss) income from continuing operations	(23,224)	19,194	(34,271)	29,542
Discontinued operations, net of taxes	93,321	3,901	98,485	9,790
Net income	$70,097	$23,095	$64,214	$39,332

	Per Share Data
Per Share – Basic and Diluted:
Net (loss) income from continuing operations	($1.07)	$0.86	($1.56)	$1.29
Discontinued operations	4.31	0.17	4.48	0.42
Net income	$3.24	$1.03	$2.92	$1.71

Weighted average number of shares outstanding - basic	21,633	22,431	21,982	22,935
Weighted average number of shares outstanding - diluted	21,633	22,479	21,982	22,985

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
(UNAUDITED)

	FOURTH QUARTER ENDED		FISCAL YEAR ENDED
	November 2,	October 28,	November 2,	October 28,
	2008	2007	2008	2007
Net Sales:	(Dollars in thousands)

Staffing Services -- Note A
Traditional Staffing	$541,521	$489,255	$1,988,388	$1,922,263
Managed Services	330,465	308,271	1,278,399	1,212,915
Total Gross Sales	871,986	797,526	3,266,787	3,135,178
Less: Non-Recourse Managed Services	(314,699)	(295,982)	(1,222,972)	(1,164,243)
Net Staffing Services	557,287	501,544	2,043,815	1,970,935
Telecommunications Services	38,692	42,815	171,723	119,712
Computer Systems	51,945	60,183	212,655	199,314
Printing and Other	7,648	4,498	16,899	12,754
Elimination of inter-segment sales	(4,948)	(4,172)	(17,774)	(17,654)

Total Net Sales	$650,624	$604,868	$2,427,318	$2,285,061

(Loss) income from Continuing Operations before Minority Interest and Income Taxes
Staffing Services	$16,850	$21,083	$40,516	$53,598
Telecommunications Services	(306)	4,328	(22,641)	4,977
Computer Systems	(38,342)	14,037	(22,715)	31,676
Printing and Other	2,099	1,251	306	209
Total Segment Operating (Loss) Profit	(19,699)	40,699	(4,534)	90,460

General corporate expenses -- Note B	(9,979)	(9,918)	(36,114)	(39,772)
Total Operating (Loss) Profit	(29,678)	30,781	(40,648)	50,688

Interest income and other (expense), net	751	(633)	848	(890)
Interest expense	(1,988)	(1,292)	(7,624)	(3,612)
Foreign exchange gain (loss), net	1,961	337	1,155	(421)

(Loss) income from Continuing Operations before Minority Interest and Income Taxes	($28,954)	$29,193	($46,269)	$45,765

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	November 2, 2008	October 28, 2007
Assets	(Dollars in thousands)
Current Assets
Cash and cash equivalents	$120,929	$40,343
Restricted cash -- Note A	48,581	25,482
Short-term investments	4,178	5,624
Trade receivables, net -- Note C	488,482	392,970
Inventories	29,025	54,414
Assets held for sale	-	35,263
Deferred income taxes	9,685	9,629
Prepaid and other assets	36,684	37,205
Total Current Assets	737,564	600,930

Property, plant and equipment, net	68,173	72,250
Insurance and other assets	1,276	6,604
Deferred income taxes	17,081	8,125
Goodwill	57,481	98,715
Other intangible assets, net	44,204	53,527
Total Assets	$925,779	$840,151

Liabilities and Stockholders’ Equity
Current Liabilities
Short -term borrowings, including current portion of long-term debt -- Note C	$108,216	$84,621
Accounts payable	215,265	212,355
Liabilities related to assets held for sale	-	20,769
Accrued wages and commissions	50,918	62,777
Accrued taxes other than income taxes	22,227	22,276
Accrued insurance and other accruals	33,327	32,582
Deferred income and other liabilities	14,183	17,029
Income taxes payable	55,569	4,822
Total Current Liabilities	499,705	457,231

Long-term debt, excluding current portion	12,082	12,316
Deferred income	3,360	-
Income taxes	937	-
Deferred income taxes	14,551	18,025
Minority interest	2,010	43
Stockholders’ Equity	393,134	352,536
Total Liabilities and Stockholders’ Equity	$925,779	$840,151

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
(UNAUDITED)

A	-	Under certain contracts with customers, the Company manages the customers’ alternative staffing requirements, including transactions between the customer and other staffing vendors (“associate vendors”). When payments to associate vendors are subject to the receipt of the customers’ payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is segregated from cash and cash equivalents on the balance sheet.

B	-	The following table provides a reconciliation of the loss from continuing operations, a GAAP measure, and net income from continuing operations excluding the non-recurring impairment charge:

	FOURTH QUARTER	FISCAL
	ENDED	YEAR
	November 2,	November 2,
	2008	2008
	(Dollars in thousands)

Loss from continuing operations, net of taxes	($23,224)	($34,271)
Impairment charge, net of taxes	34,971	34,971
Net income from continuing operations excluding the non- recurring impairment charge	$11,747	$700

Per Share – Basic and Diluted
Loss from continuing operations, net of taxes	($1.07)	($1.56)
Impairment charge, net of taxes	1.62	1.59
Net income from continuing operations excluding the non- recurring impairment charge	$0.55	$0.03

Segment operating profit (loss), a non-GAAP measure, is comprised of net sales less cost of sales (direct costs and overhead). In computing segment operating profit (loss), none of the following items have been added or deducted: general corporate expense; interest expense; fees related to sales of accounts receivable; interest income and income taxes.

General corporate expenses, a non-GAAP measure, consist of the Company’s shared service centers, and include, among other items, enterprise resource planning, human resources, corporate accounting and finance, treasury, legal and executive functions. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions are included within general corporate expenses as they are not directly allocable to a specific category.

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
(UNAUDITED)

C	-	On June 3, 2008, the Company’s $200.0 million accounts receivable securitization program, which was due to expire within the next year, was transferred to a multi-buyer program (“amended program”). Under both programs, the receivables related to the staffing solutions business of the Company are sold from time-to-time to a 100%-owned consolidated special purpose subsidiary.

Under the amended program, the receivables and related borrowings remain on the balance sheet since the Company’s 100%-owned consolidated special purpose subsidiary has the right to prepay any borrowings outstanding and effectively retains control over the receivables. Accordingly, pledged receivables are included as trade accounts receivable, net while the corresponding borrowings are included as debt on the condensed consolidated balance sheet. At November 2, 2008, the special purpose subsidiary had borrowed $50.0 million under the amended program.

Under the prior securitization program, the receivables related to the staffing solutions business of the Company were sold from time-to-time by the Company, through a 100%-owned consolidated special purpose subsidiary, to an unaffiliated third party. The outstanding balance of the participation interest sold was $120.0 million at October 28, 2007. Accordingly, the trade receivables included on the October 28, 2007 balance sheet have been reduced to reflect the participation interest sold.

D	-	The following summarizes the discontinued operations:
	FOURTH QUARTER ENDED		FISCAL YEAR ENDED
	November 2,	October 28,	November 2,	October 28,
	2008	2007	2008	2007
	(In thousands)

Sales	$6,778	$21,965	$54,072	$73,004

Income from discontinued operations	$584	$6,555	$9,202	$16,449
Income tax provision	(235)	(2,654)	(3,689)	(6,659)
Net income from discontinued operations	349	3,901	5,513	9,790

Gain on sale	156,372	-	156,372	-
Income tax provision	(63,400)	-	(63,400)	-
Net gain on sale	92,972	-	92,972	-

Discontinued operations, net of taxes	$93,321	$3,901	$98,485	$9,790

CONTACT:
Volt Information Sciences, Inc.
Jack Egan and Ron Kochman
212-704-2400
voltinvest@volt.com